Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2014	2013	Change	2014	2013	Change
Income Account-
Retail Revenues-
Fuel	$1,483	$1,435	$48	$4,255	$3,830	$425
Non-Fuel	3,075	2,884	191	7,931	7,407	524
Wholesale Revenues	600	520	80	1,719	1,406	313
Other Electric Revenues	169	166	3	503	477	26
Non-regulated Operating Revenues	12	12	—	42	40	2
Total Revenues	5,339	5,017	322	14,450	13,160	1,290
Fuel and Purchased Power	1,850	1,725	125	5,279	4,583	696
Non-Fuel O & M	1,021	928	93	3,026	2,849	177
Depreciation and Amortization	514	480	34	1,515	1,422	93
Taxes Other Than Income Taxes	258	243	15	751	710	41
Estimated Loss on Kemper IGCC	418	150	268	798	1,140	(342)
Total Operating Expenses	4,061	3,526	535	11,369	10,704	665
Operating Income	1,278	1,491	(213)	3,081	2,456	625
Allowance for Equity Funds Used During Construction	63	53	10	182	139	43
Interest Expense, Net of Amounts Capitalized	207	202	5	623	628	(5)
Other Income (Expense), net	(7)	(5)	(2)	(20)	(31)	11
Income Taxes	392	468	(76)	889	657	232
Net Income	735	869	(134)	1,731	1,279	452
Dividends on Preferred and Preference Stock of Subsidiaries	17	17	—	51	49	2
NET INCOME AFTER DIVIDENDS ON PREFERRED AND PREFERENCE STOCK	$718	$852	$(134)	$1,680	$1,230	$450

Notes
- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.